Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554, media@delta.com

Delta Air Lines Announces March Quarter Profit

•	March quarter 2018 GAAP pre-tax income of $718 million, net income of $547 million and earnings per diluted share of $0.77 on record revenue of $10.0 billion
•	March quarter 2018 adjusted pre-tax income of $676 million, adjusted net income of $523 million and adjusted earnings per diluted share of $0.74
•	Delta returned $542 million to shareholders through dividends and share repurchases

ATLANTA, April 12, 2018 – Delta Air Lines (NYSE:DAL) today reported financial results for the March quarter 2018. Highlights of those results, including both GAAP and adjusted metrics, are below and incorporated here.

Adjusted pre-tax income for the March 2018 quarter was $676 million, a $104 million decrease from the March 2017 quarter, as record revenues were offset by higher fuel prices and other increased costs including a $44 million impact from severe winter weather.

“The Delta people delivered a strong March quarter, and our record revenue was a direct result of the great service and operational reliability they provided for our customers. It’s an honor to recognize their hard work with $183 million toward our 2018 profit sharing,” said Ed Bastian, Delta’s chief executive officer. “We have confidence in our plan to grow earnings in 2018 through top-line growth, improving our cost trajectory, and leveraging our international partnerships.”

Revenue Environment

Delta’s adjusted operating revenue of $9.8 billion for the March quarter improved 8 percent, or $715 million versus the prior year. This revenue result marks a March quarter record for the company, and was driven by improvements across Delta’s business, including a 23 percent increase in cargo revenue and a $78 million increase in total loyalty revenue. Delta’s Branded Fares initiative drove $421 million in premium up-sell revenue in the period, a 23 percent increase from the prior year.

Total unit revenues excluding refinery sales (TRASM) increased 5.0 percent during the period, with foreign currency contributing just over 0.5 points of benefit. This marks the fourth consecutive quarter of year-over-year growth, with all geographic regions delivering positive results.

“We are seeing Delta’s best revenue momentum since 2014, with positive domestic unit revenues, improvements in all our international entities, strong demand for corporate travel and double-digit increases in our loyalty revenues,” said Glen Hauenstein, Delta’s president. “With our solid pipeline of commercial initiatives, delivered with industry-leading Delta service, we expect to maintain this momentum and deliver total revenue growth of 4 to 6 percent for the full year.”

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		Increase (Decrease)
		1Q18 versus 1Q17
		Change	Unit
Revenue	1Q18 ($M)	YoY	Revenue	Yield	Capacity
Domestic	6,301	6.9%	2.6%	3.2%	4.2%
Atlantic	1,059	14.7%	11.5%	8.6%	2.9%
Latin America	827	4.3%	5.7%	5.9%	(1.4) %
Pacific	578	1.7%	3.9%	3.4%	(2.0) %
Total Passenger	8,765	7.2%	4.3%	4.3%	2.7%
Cargo Revenue	202	23.4%
Other Revenue, adjusted*	788	12.7%
Total Revenue, adjusted*	9,755	8.0%	5.0%
*Excludes Third Party Refinery Sales
See Note A for reconciliation of total unit revenue (TRASM) change

June 2018 Quarter Guidance

For the June quarter, Delta expects solid top-line growth and an improving cost trajectory will mitigate the impact of higher fuel prices. The company will also benefit from a reduction in its book tax rate.

2Q18 Forecast
Earnings per share	$1.80 - $2.00
Pre-tax margin	14% - 16%
Fuel price, including taxes and refinery impact	$2.07 - $2.12
Total unit revenue excluding refinery sales (year-over-year)	Up 3% - 5%
CASM-Excluding fuel and profit sharing (year-over-year)	Up 1% - 3%
System capacity (year-over-year)	Up 3% - 4%
See Note A for information about reconciliation of projected non-GAAP financial measures

Cost Performance

Total adjusted operating expenses for the March quarter increased $817 million, driven by higher fuel prices, investments in employee wages and profit sharing, and higher depreciation expense.

Adjusted fuel expense increased $317 million, or 20 percent relative to March quarter 2017, as the year-over-year increase in market fuel prices was tempered by the lapping of prior year hedge losses and improved fuel efficiency. Delta’s adjusted fuel price per gallon for the March quarter was $2.01, which includes $0.05 of benefit from the refinery.

CASM-Ex increased 3.9 percent for the March 2018 quarter compared to the prior year period driven by April 2017 wage increases and accelerated depreciation due to aircraft retirements. Unit costs were further pressured by approximately 1 point from the impact of severe weather and foreign exchange. Delta expects this period will mark the highest non-fuel expense growth for the year.

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“We expect unit cost growth of 1 to 3 percent in the June quarter, as we lap prior year investments in our people and our business,” said Paul Jacobson, Delta’s chief financial officer. “As we move through depreciation pressure from our fleet retirements and gain benefits from our upgauging and One Delta initiatives later in the year, we are on track for our 0 to 2 percent full year unit cost target.”

Adjusted non-operating expense was flat year-on-year for the March quarter as a $62 million improvement in pension expense was offset by higher interest costs and the seasonality of joint venture partner earnings. The company expects 2018 full-year adjusted non-operating expense to be $200-250 million lower than 2017, due to pension expense savings.

Tax expense declined $117 million for the March quarter, primarily due to the reduction in Delta’s book tax rate from 34 percent to 23 percent.

Cash Flow and Shareholder Returns

Delta generated $1.3 billion of operating cash flow, as the seasonal build of cash was partially offset by the $1.1 billion profit sharing payment to employees and a $500 million voluntary pension contribution in the March quarter, completing funding for the full year. Delta generated $173 million of free cash flow during the quarter, after the investment of $1.2 billion into the business primarily for aircraft purchases and improvements.

For the March quarter, Delta returned $542 million to shareholders, comprised of $325 million of share repurchases and $217 million in dividends.

Strategic Highlights

In the March quarter, Delta achieved a number of milestones across its five key strategic pillars.

Culture and People

•	Named one of Fortune magazine's Most Admired Companies for the fifth consecutive year.
•	Named one of the 2018 Fortune "100 Best Companies to Work For" for a second straight year.

Operational Reliability

•	Delivered 52 days of zero mainline cancellations and 19 days of zero system cancellations, up 9 days from the March quarter 2017.
•	Achieved mainline on-time performance (A0) of 74.2% for the March quarter, up from 73.5% in the prior year.

Network and Partnerships

•	Increased efficiency through upgauging strategy with domestic seat capacity increasing 3.4% on 0.9% higher departures in the March quarter. As part of its refleeting, Delta added 43 more Boeing 737-900s and Airbus A321s into service, contributing to the 105 additional AVOD equipped aircraft across the fleet year-over-year.
•	Received final approvals from regulatory authorities for new joint venture partnership with Korean Air, offering one of the most comprehensive route networks in the trans-Pacific market.

Customer Experience and Loyalty

•	Experienced double-digit growth in co-brand spend, helping drive $85 million of incremental value from Delta’s American Express agreement in the March quarter. New card acquisitions set a record for the March quarter, following a record 2017 with over 1 million new card acquisitions.
•	Introduced more seamless check-in experience at 32 Delta Sky Clubs with roll-out of ambassador handheld devices. Delta installed CLEAR check-in technology in 50 Delta Sky Clubs, further streamlining the check-in process for CLEAR members.

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Investment Grade Balance Sheet

•	Made a $500 million voluntary contribution to the pension plan and ended the quarter with an unfunded liability of $6.3 billion, a $642 million reduction from the end of 2017.

Changes to Accounting Standards

On January 1, Delta adopted several new accounting standards, including the new revenue recognition standard which drove 0.5 points of margin and $0.05 per share of pressure in the March quarter. This represents substantially all the margin and earnings impact related to new accounting standards for 2018.

The prior periods presented here have been recast to reflect adoption of these new standards. In addition, Delta made the following changes to its income statement:

•	Delta is no longer disaggregating passenger revenue by mainline and regional carriers.
•	Ancillary business expenses have been consolidated into a single operating expense line item.
•	Regional carriers fuel expense is now reported within aircraft fuel and related taxes instead of within regional carrier expense.

March Quarter Results

Special items for the quarter consist primarily of mark-to-market adjustments on refinery fuel hedges and unrealized gains/losses on investments.

	GAAP		Adjusted
($ in millions except per share and unit costs)	1Q18	1Q17	1Q18	1Q17
Pre-tax income	718	849	676	781
Net income	547	561	523	518
Diluted earnings per share	0.77	0.77	0.74	0.71
Operating revenue	9,968	9,101	9,755	9,040
Operating expense	9,128	8,102	8,942	8,125
Fuel expense	1,856	1,482	1,883	1,566
Average fuel price per gallon	1.98	1.62	2.01	1.71
Consolidated unit cost (CASM/CASM-Ex)	15.35	14.00	11.10	10.67
Non-operating expense	122	150	137	134
Total unit revenues (TRASM/TRASM-Ex)	16.77	15.73	16.41	15.62

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About Delta

Delta Air Lines serves more than 180 million customers each year. In 2018, Delta was named to Fortune’s top 50 Most Admired Companies in addition to being named the most admired airline for the seventh time in eight years. Additionally, Delta has ranked No.1 in the Business Travel News Annual Airline survey for an unprecedented seven consecutive years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 312 destinations in 55 countries on six continents. Headquartered in Atlanta, Delta employs more than 80,000 employees worldwide and operates a mainline fleet of more than 800 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading transatlantic joint venture with Air France-KLM and Alitalia as well as a joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Mexico City, Minneapolis/St. Paul, New York-JFK and LaGuardia, London-Heathrow, Paris-Charles de Gaulle, Salt Lake City, São Paulo, Seattle, Seoul, and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products and services, and technology to enhance the customer experience in the air and on the ground. Additional information is available on the Delta News Hub, as well as delta.com, Twitter @DeltaNewsHub, Google.com/+Delta, and Facebook.com/delta

Forward Looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the impact of fuel hedging activity including rebalancing our hedge portfolio, recording mark-to-market adjustments or posting collateral in connection with our fuel hedge contracts; the availability of aircraft fuel; the performance of our significant investments in airlines in other parts of the world; the possible effects of accidents involving our aircraft; breaches or security lapses in our information technology systems or those of our vendors or service providers; disruptions in our information technology infrastructure; our dependence on technology in our operations; the restrictions that financial covenants in our financing agreements could have on our financial and business operations; labor issues; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain senior management and key employees; damage to our reputation and brand if we are exposed to significant adverse publicity through social media; the effects of terrorist attacks or geopolitical conflict; competitive conditions in the airline industry; interruptions or disruptions in service at major airports at which we operate; the effects of extensive government regulation on our business; the sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions; uncertainty in economic conditions and regulatory environment in the United Kingdom related to the likely exit of the United Kingdom from the European Union; and the effects of the rapid spread of contagious illnesses.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2017 and our Form 10-Q for the period ended Mar. 31, 2018. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of Apr. 12, 2018, and which we have no current intention to update.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
(in millions, except per share data)	2018	2017	$ Change	% Change
Operating Revenue:
Passenger	$8,765	8,178	587	7%
Cargo	202	163	39	23%
Other	1,001	760	241	32%
Total operating revenue	9,968	9,101	867	10%

Operating Expense:
Salaries and related costs	2,584	2,386	198	8%
Aircraft fuel and related taxes	1,856	1,482	374	25%
Regional carriers expense, excluding fuel	856	864	(8)	(1)%
Depreciation and amortization	610	537	73	14%
Contracted services	544	505	39	8%
Ancillary businesses and refinery	493	292	201	69%
Aircraft maintenance materials and outside repairs	435	432	3	1%
Passenger commissions and other selling expenses	427	404	23	6%
Landing fees and other rents	373	361	12	3%
Passenger service	263	234	29	12%
Profit sharing	183	151	32	21%
Aircraft rent	94	84	10	12%
Other	410	370	40	11%
Total operating expense	9,128	8,102	1,026	13%

Operating Income	840	999	(159)	(16)%

Non-Operating Expense:
Interest expense, net	(102)	(94)	(8)	9%
Unrealized gain on investments	18	–	18	NM
Miscellaneous, net	(38)	(56)	18	(32)%
Total non-operating expense, net	(122)	(150)	28	(19)%

Income Before Income Taxes	718	849	(131)	(15)%

Income Tax Provision	(171)	(288)	117	(41)%

Net Income	$547	$561	(14)	(2)%

Basic Earnings Per Share	$0.78	$0.77
Diluted Earnings Per Share	$0.77	$0.77

Basic Weighted Average Shares Outstanding	704	728
Diluted Weighted Average Shares Outstanding	706	731

Note: The prior periods presented here have been recast to reflect adoption of new accounting standards described earlier in this release.

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DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended March 31,
	2018	2017	Change
Revenue passenger miles (millions)	49,276	47,952	2.8%
Available seat miles (millions)	59,453	57,871	2.7%
Passenger mile yield (cents)	17.79	17.05	4.3%
Passenger revenue per available seat mile (cents)	14.74	14.13	4.3%
Total revenue per available seat mile (cents)	16.77	15.73	6.6%
TRASM, adjusted- see Note A (cents)	16.41	15.62	5.0%
Operating cost per available seat mile (cents)	15.35	14.00	9.6%
CASM-Ex - see Note A (cents)	11.10	10.67	3.9%
Passenger load factor	82.9%	82.9%	0.0 pts
Fuel gallons consumed (millions)	936	918	2.0%
Average price per fuel gallon	$1.98	$1.62	22.2%
Average price per fuel gallon, adjusted - see Note A	$2.01	$1.71	18.0%
Number of aircraft in fleet, end of period	1,017	984	33

Note: except for number of aircraft in fleet, consolidated data presented includes operations under Delta’s contract carrier arrangements.

DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended March 31,		Increase	% Increase
(in millions)	2018	2017	(Decrease)	(Decrease)
Ticket	$7,653	$7,105	$548	7.7%
Loyalty travel awards	618	582	36	6.2%
Travel-related services	494	491	3	0.6%
Total passenger revenue	$8,765	$8,178	$587	7.2%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended March 31,		Increase	% Increase
(in millions)	2018	2017	(Decrease)	(Decrease)
Ancillary businesses and refinery	$521	$312	$209	67.0%
Loyalty program	347	305	42	13.8%
Miscellaneous	133	143	(10)	(7.0)%
Total other revenue	$1,001	$760	$241	31.7%

Note: The prior periods presented here have been recast to reflect adoption of new accounting standards described earlier in this release.

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DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2018	2017
Cash Flows From Operating Activities:
Net income	$547	$561
Depreciation and amortization	610	537
Deferred income taxes	165	276
Pension, postretirement and postemployment payments greater than expense	(551)	(2,676)
Changes in air traffic liability	1,869	1,818
Changes in profit sharing liability	(880)	(964)
Other working capital changes, net	(417)	(382)
Net cash provided by (used in) operating activities	1,343	(830)

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(991)	(595)
Ground property and equipment, including technology	(274)	(207)
Purchase of equity investments	–	(622)
Net redemptions/(purchases) of short-term investments	300	(256)
Other, net	38	(28)
Net cash used in investing activities	(927)	(1,708)

Cash Flows From Financing Activities:
Payments on long-term debt and capital lease obligations	(244)	(288)
Repurchases of common stock	(325)	(200)
Cash dividends	(217)	(149)
Proceeds from long-term obligations	–	2,004
Other, net	(1)	313
Net cash (used in) provided by financing activities	(787)	1,680

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(371)	(858)
Cash, cash equivalents and restricted cash at beginning of period	1,853	2,826
Cash, cash equivalents and restricted cash at end of period	$1,482	$1,968

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$1,447	$1,907
Restricted cash included in prepaid expenses and other	35	61
Total cash, cash equivalents and restricted cash	$1,482	$1,968

Note: The prior periods presented here have been recast to reflect adoption of new accounting standards described earlier in this release.

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DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in millions)	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$1,447	$1,814
Short-term investments	523	825
Accounts receivable, net	2,568	2,377
Fuel inventory	723	916
Expendable parts and supplies inventories, net	423	413
Prepaid expenses and other	2,040	1,499
Total current assets	7,724	7,844

Property and Equipment, Net:
Property and equipment, net	27,096	26,563

Other Assets:
Goodwill	9,794	9,794
Identifiable intangibles, net	4,843	4,847
Deferred income taxes, net	1,175	1,354
Other noncurrent assets	3,446	3,309
Total other assets	19,258	19,304
Total assets	$54,078	$53,711

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt and capital leases	$2,289	$2,242
Air traffic liability	6,233	4,364
Accounts payable	3,351	3,674
Accrued salaries and related benefits	1,915	3,022
Frequent flyer deferred revenue	2,758	2,762
Fuel card obligation	1,062	1,067
Other accrued liabilities	2,404	1,868
Total current liabilities	20,012	18,999

Noncurrent Liabilities:
Long-term debt and capital leases	6,360	6,592
Pension, postretirement and related benefits	9,193	9,810
Frequent flyer deferred revenue	3,636	3,559
Other noncurrent liabilities	2,320	2,221
Total noncurrent liabilities	21,509	22,182

Commitments and Contingencies

Stockholders' Equity	12,557	12,530
Total liabilities and stockholders' equity	$54,078	$53,711

Note: The prior periods presented here have been recast to reflect adoption of new accounting standards described earlier in this release.

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Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures. The prior periods presented here have been recast to reflect the adoption of new accounting standards.

Forward Looking Projections. The company is not able to reconcile certain forward looking non-GAAP financial measures because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Pre-tax Income and Net Income, adjusted. We adjust pre-tax income and net income for mark-to-market ("MTM") adjustments and settlements on fuel hedge contracts, the MTM adjustments recorded by our equity method investees, Virgin Atlantic and Aeroméxico, and unrealized gains/losses on our investments in GOL, China Eastern and Air France-KLM, to determine pre-tax income and net income, adjusted:

MTM adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the period. We also record our proportionate share of earnings/loss from our equity investments in Virgin Atlantic and Aeroméxico and the unrealized gain/loss on our investments in GOL, China Eastern and Air France-KLM in non-operating expense. We included the income tax effect of adjustments when presenting net income, adjusted. Adjusting for these items allows investors to better understand and analyze our core operational performance in the periods shown.

	Three Months Ended			Three Months Ended
	March 31, 2018			March 31, 2018
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$718	$(171)	$547	$0.77
Adjusted for:
MTM adjustments and settlements	(27)	12	(15)
Equity Investment MTM adjustments	3	(1)	2
Unrealized gain on investments	(18)	7	(11)
Total adjustments	(42)	18	(24)	(0.03)
Non-GAAP	$676	$(153)	$523	$0.74
Year-over-year change	~$(104)

	Three Months Ended			Three Months Ended
	March 31, 2017			March 31, 2017
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$849	$(288)	$561	$0.77
Adjusted for:
MTM adjustments and settlements	(84)	29	(55)
Equity Investment MTM adjustments	16	(4)	12
Total adjustments	(68)	25	(43)	(0.06)
Non-GAAP	$781	$(263)	$518	$0.71

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Operating Revenue, adjusted and Total Revenue Per Available Seat Mile "TRASM", adjusted. We adjust Operating Revenue and TRASM for refinery sales to third parties to determine Operating revenue, adjusted and TRASM, adjusted because these revenues are not related to our airline segment. Operating Revenue, adjusted and TRASM, adjusted therefore provide a more meaningful comparison of revenue from our airline operations to the rest of the airline industry.

	Three Months Ended
(in millions)	March 31, 2018	March 31, 2017	Change
Operating revenue	$9,968	$9,101	9.5%
Adjusted for:
Third-party refinery sales	(213)	(61)
Operating revenue, adjusted	$9,755	$9,040	8.0%
Year-over-year change	$715

	Three Months Ended
	March 31, 2018	March 31, 2017	Change
TRASM (cents)	16.77	15.73	6.6%
Adjusted for:
Third-party refinery sales	(0.36)	(0.11)
TRASM, excluding refinery	16.41	15.62	5.0%

Other Revenue, adjusted. We adjust other revenue for refinery sales to third parties to determine other revenue, adjusted because these revenues are not related to our airline segment. Other revenue, adjusted therefore provides a more meaningful comparison of revenue from our airline operations to the rest of the airline industry.

	Three Months Ended
(in millions)	March 31, 2018	March 31, 2017	Change
Other revenue	$1,001	$760
Adjusted for:
Third-party refinery sales	(213)	(61)
Other revenue, adjusted	$788	$699	12.7%

Operating Expense, adjusted. We adjust operating expense for MTM adjustments and settlements and third-party refinery sales for the same reasons described above under the headings Pre-tax Income and Net Income, adjusted and Operating Revenue and TRASM, adjusted to determine operating expense, adjusted.

	Three Months Ended
	March 31,
(in millions)	2018	2017
Operating expense	$9,128	$8,102
Adjusted for:
MTM adjustments and settlements	27	84
Third-party refinery sales	(213)	(61)
Operating expense, adjusted	$8,942	$8,125
Year-over-year change	$817

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Fuel expense, adjusted and Average fuel price per gallon, adjusted. The tables below show the components of fuel expense, including the impact of the refinery segment and airline segment hedging on fuel expense and average price per gallon. We then adjust for MTM adjustments and settlements for the reason described below:

MTM adjustments and settlements. MTM adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the period. These items adjust fuel expense to show the economic impact of hedging, including cash received or paid on hedge contracts during the period. Adjusting for these items allows investors to understand and analyze our core operational performance in the periods shown.

			Average Price Per Gallon
	Three Months Ended		Three Months Ended
	March 31,		March 31,
(in millions, except per gallon data)	2018	2017	2018	2017
Fuel purchase cost	$1,927	$1,531	$2.06	$1.68
Airline segment fuel hedge impact	(27)	(5)	(0.03)	(0.01)
Refinery segment impact	(44)	(44)	(0.05)	(0.05)
Total fuel expense	$1,856	$1,482	$1.98	$1.62
MTM adjustments and settlements	27	84	0.03	0.09
Total fuel expense, adjusted	$1,883	$1,566	$2.01	$1.71
Year-over-year change	$317
Year-over-year % change	20%

Non-Fuel Unit Cost or Cost per Available Seat Mile ("CASM-Ex"). We adjust CASM for the following items to determine CASM-Ex for the reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to understand and analyze our non-fuel costs and year-over-year financial performance.

Ancillary businesses and refinery. These expenses include aircraft maintenance and staffing services we provide to third parties, our vacation wholesale operations and refinery cost of sales to third parties. Because these businesses are not related to the generation of a seat mile, we adjust for the costs related to these sales to provide a more meaningful comparison of the costs of our airline operations to the rest of the airline industry.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
	March 31, 2018	March 31, 2017	Change
CASM (cents)	15.35	14.00
Adjusted for:
Aircraft fuel and related taxes	(3.12)	(2.56)
Ancillary businesses and refinery	(0.83)	(0.51)
Profit sharing	(0.30)	(0.26)
CASM-Ex	11.10	10.67	3.9%

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Non-operating Expense, adjusted. We adjust for equity investment MTM adjustments and unrealized gain/loss on investments to determine non-operating expense, adjusted for the same reason described above in the heading Pre-tax income and Net Income, adjusted.

	Three Months Ended
	March 31,
(in millions)	2018	2017
Non-operating expense	$122	$150
Adjusted for:
Equity Investment MTM adjustments	(3)	(16)
Unrealized gain on investments	18	–
Non-operating expense, adjusted	$137	$134
Year-over-year change	~ flat

Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Adjustments include:

Hedge deferrals. During the March 2016 quarter, we deferred settlement of a portion of our hedge portfolio until 2017 by entering into transactions that, excluding market movements from the date of inception, would provide approximately $300 million in cash receipts during the second half of 2016 and require approximately $300 million in cash payments in 2017. Free cash flow is adjusted to include the impact of these deferral transactions in order to allow investors to understand the net impact of hedging activities in the period shown.

Reimbursements related to build-to-suit facilities and other. Management believes investors should be informed that these reimbursements for build-to-suit leased facilities effectively reduce net cash provided by operating activities and related capital expenditures.

Net purchases (redemptions) of short-term investments. Net purchases (redemptions) of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust free cash flow for this activity, net, to provide investors a better understanding of the company's free cash flow position core to operations.

Three Months Ended
(in millions)	March 31, 2018
Net cash provided by operating activities	$1,343
Net cash used in investing activities	(927)
Adjustments:
Hedge deferrals	(19)
Reimbursements related to build-to-suit facilities and other	76
Net redemptions of short-term investments	(300)
Total free cash flow	$173

Capital Expenditures, net. We present net capital expenditures because management believes investors should be informed that a portion of these capital expenditures are reimbursed by a third party.

Three Months Ended
(in millions)	March 31, 2018
Flight equipment, including advance payments	$991
Ground property and equipment, including technology	274
Reimbursements related to build-to suit-facilities and other	(83)
Capital expenditures, net	$1,182

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